Exhibit 13.1

November 11th, 2020

Future Pearl Labs (Bobacino) TTW Materials

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In 1986 at a tea shop in Taiwan, 3 simple ingredients were combined, giving birth to the first boba tea. After becoming a staple in Asia, boba quickly hit a global market value of $5 billion and is expected to increase to $11 billion by 2025. Bobacino is revolutionizing this industry by intersecting the boba culture and robotic automation.

Learn more about how you can reserve shares in the future of boba tea automation.

The Intersection of Boba Tea and Robotic Automation

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Automated Boba Tea Bar

Bobacino is the intersection of boba tea and robotic automation. For a limited time ahead of the company’s online public offering, potential investors can join the waitlist to be notified when the campaign officially launches.

Boba Who?

In 1986 at a tea shop in Taiwan, 3 simple ingredients were combined, giving birth to the first Boba tea.

After becoming a staple in Asia, Boba quickly hit a global market value of $5 billion and is expected to increase to $8 billion by 2024.

An Untapped Market

Despite worldwide growth and popularity, Boba in America is highly concentrated on the coast primarily due to the high costs associated with building and operating a physical store, making it hard to expand into untapped markets.

The Future of Boba in America

Our goal is to expand Boba consumption in the US by providing an alternative treat & moment of escape beyond the typical specialty coffee experience.

Our Model:
Keeping Costs Low and Quality High

By removing the expensive overhead of real estate and labor, Bobacino’s compactly designed Boba machines bring affordable, high-quality Boba to high-traffic areas.

November 11th, 2020

Meet our Lead Investors

Embark Ventures is a pre-seed and seed stage fund focused on "deep tech" companies. They look for ambitious teams with break-through proprietary technology which provides a highly defensible competitive advantage in transforming multi-billion dollar industries.

Wavemaker is a top 10% early-stage venture capital firm founded in 2003. It is headquartered in Los Angeles and Singapore and manages over US$400M in assets.

And Us:

Darian Ahler, CEO

Kyle Cothern, Lead Engineer

Marcy Ren, Automation Engineer

Ruslan Tita, Development Engineer

Legend:

FUTURE PEARL LABS, INC. (D/B/A BOBACINO) IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

Video Transcript

Legend:

The information herein may contain forward-looking statements and information relating to, among other things, Future Pearl Labs, Inc. dba Bobacino (the “company”), its business plan and strategy, and its industry.  These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management.  The words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

The company is “testing the waters” under Regulation A under the Securities Act of 1933. This process allows companies to determine whether there may be interest in an eventual offering of its securities. The company is not under any obligation to make an offering under Regulation A. An offering statement regarding this offering has been filed with the SEC. The preliminary offering circular that is part of that offering statement can be accessed at www.startengine.com/bobacino.

November 11th, 2020

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.

AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

A copy of the Offering Circular may be obtained upon request to: Darian Ahler, CEO of Future Pearl Labs, Inc. at investorrelations@bobacino.co.

Darian Ahler:

In 1986 in a small tea shop in Taiwan, 4 simple ingredients were put together for the first time. Tea, Milk, House made syrup, and tapioca balls. And just like that, Boba Tea was born. It’s this delicious milky tea drink that you can chew. And by the early 2000’s, it spread across the world.

Christopher Louie:

Boba tea has been growing across the world and in turn it has developed this cult like following.

Darian Ahler:

Look at coffee culture today. In the 80s it blew up with inspiration largely from Italy. Similarly with Boba and it’s rich cultural history. We think with our automation we can bring it to the next level. And that leads us to Bobacino

Marcy Ren:

The Automation of it cuts down physical storage costs but we’ve also designed the machine so that we could bring an experience.

Christopher Louie:

By leveraging the existing dedicated fan base and applying our automation we can significantly expand into the rest of America.

Darian Ahler

So to recap, boba tea is made of 4 simple ingredients. Tea, milk, housemade syrup, and boba pearls. And Bobacino: we have the fifth, a robot. Thanks